Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 6 , 2010, with respect to the consolidated statement of financial position of Anchor Mutual Savings Bank as of June 30, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended June 30, 2010, which is included in Amendment No.  3 to the Registration Statement (Form S-1, No. 333-154734) of Anchor Bancorp and related Prospectus for the registration of between 2,550,000 and 3,967,500 shares of common stock.

Spokane, Washington
October 6 , 2010